Exhibit 99.1

Soluna Closes $20M Funding from Spring Lane Capital to Begin Construction on Project Kati 1

This investment follows previous funding from SLC at Soluna’s flagship project site

ALBANY, NY, July 22, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, today announced it has closed its latest round of financing from Spring Lane Capital (“SLC”) for a 35 megawatt (MW) expansion of Project Kati in Texas with Project Kati 1.

With these funds, Soluna will commence Project Kati 1 construction in Q3 2025, with the goal of achieving initial energization and ramp-up by Q1 2026.

“Spring Lane Capital has walked alongside Soluna on our path to growth since the beginning with an investment in Project Dorothy,” said John Belizaire, CEO of Soluna. “We expect these funds to fuel the construction of the first 35MW of the 83MW phase of Kati 1, which expands Soluna’s Texas fleet for Bitcoin Hosting.”

Key details

●	Financial Structure and Equity Ownership: Soluna expects that the $20 million will fully cover the project’s funding needs, including working capital. Kati 1 continues the superior waterfall structure and enhanced management and development fees, allowing Soluna to benefit from substantial current income during the construction and operational phases.
●	Construction Timeline: The parties intend to commence Project Kati 1 construction in Q3 2025, with the goal of achieving initial energization and ramp-up by Q1 2026.
●	Capacity and Technology: The new facility is designed to accommodate approximately 12,000 next-generation Bitcoin mining rigs.
●	SLC’s Expanded Financial Support: SLC and Soluna previously signed an agreement to extend up to $100M of additional project-level capital for Soluna’s growing data center pipeline for Bitcoin and AI, subject to certain conditions precedent.

●	Fund 2 Investment: SLC deployed its capital from its second private equity fund, Spring Lane Capital Fund II, which is twice the size of its initial fund. The fund is lined up to provide up to $4 million in Development Expenditure (DevEx) financing for Soluna’s long-lead equipment purchases.
●	Project Approvals: Kati 1 already has all the necessary ERCOT planning approvals. An ERCOT model update will be submitted at least 90 days before energization.

“We continue to invest in and be strategic supporters of Soluna because they continue to take steps toward sustainable high-performance computing and meeting green data center demand,” said Rob Day at Spring Lane Capital. “We’re looking forward to construction getting underway at Project Kati so that Soluna can continue expanding its green computing power.”

For more information, visit www.solunacomputing.com

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of Soluna’s plans and objectives, including with respect to use of proceeds from the SLC financing, the development of Project Kati and our expectations with respect to the amount of renewable energy capacity Project Kati will deliver. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

About Spring Lane Capital

Spring Lane Capital is a private equity firm based in Boston, MA and Montreal, QC focused on providing hybrid project capital for sustainability solutions in the energy, food, water, waste, and transportation industries. The firm’s structured financial model seeks to tap into some of the fastest-growing segments of these markets that more traditional forms of project capital cannot access due to their scale and the limitations of existing investment models – the so-called ‘Missing Middle’. SLC’s pioneering “Developer U” is a first of its kind effort to build the ecosystem of developers of sustainable infrastructure projects. For more information, please visit www.springlanecapital.com.

Contact Information

West of Fairfax for Soluna

Soluna@westof.co